Exhibit 10.1

Note: Certain identified information in Exhibit 10.1 has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Such omitted information has been replaced with the following: [redacted].

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

CARLOS FRIAS

DANIEL NGUYEN,

ALEX FRIAS,

CHRIS FAGAN,

and

FREEDOM LEAF INC.

Dated as of May 21, 2019

TABLE OF CONTENTS

Page #

ii

iii

iv

Section 10.07 Amendment.	46
Section 10.08 Waiver.	46
Section 10.09 No Third Party Beneficiaries.	46
Section 10.10 Currency.	47
Section 10.11 Governing Law.	47
Section 10.12 Waiver of Jury Trial..	47
Section 10.13 Counterparts..	47
Section 10.14 Cooperation.	47

EXHIBITS AND SCHEDULES

Exhibit A Payments to the Sellers

Exhibit B Form of Assignment of Membership Interests

Exhibit C Form of Stock Certificate

Sellers Disclosure Schedules

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This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of May 21, 2019, by and among Carlos Frias, a natural person (“C. Frias”), Daniel Nguyen, a natural person (“Nguyen”), Alex Frias, a natural person (“A. Frias”), Chris Fagan, a natural person (“Fagan”; and together with C. Frias, Nguyen and A. Frias, collectively the “Sellers”) and Freedom Leaf Inc., a Nevada corporation (the “Purchaser”).

WHEREAS, (i) the Sellers own all of the issued and outstanding membership interests or other ownership or beneficial interests (the “Membership Interests”) of ECS Labs LLC, a Texas limited liability company (the “Company”) and (ii) the Company owns all of the issued and outstanding membership interests or other ownership or beneficial interests (collectively, the “Subsidiary Interests”) of B&B Labs, LLC, a Texas limited liability company (“B&B”) and Texas Wellness Center, LLC, a Texas limited liability company (“TWC”; and together with B&B, collectively, the “Subsidiaries” and each individually, a “Subsidiary”; the Company and the Subsidiaries, collectively, the “Companies”);

WHEREAS, the Companies are engaged in the Business (as defined below); and

WHEREAS, the Sellers wish to sell the Membership Interests, and the Purchaser wishes to acquire the Membership Interests, by purchase in consideration for capital stock of the Purchaser.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01  Certain Defined Terms. For purposes of this Agreement:

“Action” means (i) any claim, action, suit, arbitration, inquiry, or proceeding, or (ii) any investigation by or before any Governmental Authority.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the any of the Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of any of the Companies’ properties or assets.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the agreements that are set forth on Schedule 1.01(a) attached hereto.

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“Assets” means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by the Companies.

“Business” means the procurement and commercial exploitation of CBD oil derived from industrial hemp, consumer packaged goods containing hemp-derived cannabinoids, and any other businesses currently conducted by the Companies.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof, and all “Regulation” or “Treasury Regulation” references to Treasury Regulations promulgated thereunder.

“Common Stock Value” means an amount per share of Common Stock equal to the arithmetic average of the volume-weighted average (rounded to two decimal places) trading price per share of Common Stock for the thirty (30) full trading days ended on and including the trading day prior to the date of the Closing, using trading prices reported on the OTCQB based on all trades in Common Stock on the OTCQB during the primary trading sessions from 9:30 a.m., New York Time, to 4:00 p.m., New York Time (and not an average of the daily averages during such thirty (30) trading days).

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, excise, bulk sales, registration, documentary, value added, transfer, stamp, stock transfer, real property transfer, lease or gains and similar Taxes.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement, as amended and/or updated.

“Encumbrance” means any security interest, pledge, charge, option, right, hypothecation, mortgage, lien, claim or other encumbrance, other than any non-exclusive licenses of Intellectual Property.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in effect as of the date hereof, relating to pollution or protection of the environment (including natural resources), or the protection of human health.

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“Environmental Liability” means any claim, demand, order, suit, obligation, liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, and related in any way to the Business, the Assets, the Membership Interests, the Subsidiary Interests, the Companies or to this Agreement or its subject matter, in each case whether arising or incurred before, at or after the Closing.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

“Financial Statements Date” means December 31, 2018.

“GAAP” means United States generally accepted accounting principles and practices in effect for the year ended and as of December 31, 2018.

“Governmental Authority” means any foreign, federal, national, supranational, state, local or other government, governmental, regulatory or administrative authority, agency, board, bureau, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations (excluding any leases for normal and customary office equipment); (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements; (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h) after giving effect to the Closing; (j) all Indebtedness of the types referred to in clauses (a) through (b) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; (k) any unfunded pension liabilities; (l) any so-called “change of control” payments; and (m) simple agreements for future equity.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 8.02 and the Purchaser pursuant to Section 8.03, as the case may be.

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“Intellectual Property” means all (a) patents and patent applications, (b) registered and unregistered trademarks, service marks, trade names, trade dress and registered domain names and domain name applications, together with the goodwill associated exclusively therewith, (c) copyrights, including, without limitation, copyrights in computer software, databases and websites, and (d) confidential and proprietary information, including trade secrets, formulae, inventions and know-how.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means the hardware, software, communications networks, telephone switchboards, microprocessors and firmware and other information technology equipment that are owned or used by the Companies.

“Law” means any applicable foreign, federal, national, supranational, state, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) in effect as of the date of this Agreement.

“Leased Real Property” means the Real Property leased or subleased by any of the Companies, as tenant, together with, to the extent leased or subleased by the Companies, and all fixtures, systems, equipment and items of personal property of the Companies attached or appurtenant thereto used in connection with the operation of the Business.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or other undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Companies that is materially adverse to the results of operations or the financial condition of the Companies, taken as a whole; provided, however, that none of the following constitute, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Companies operate; (ii) (A) changes in laws, rules, regulations, ordinances, policies, mandates, guidelines or any other requirements of any Governmental Authority or (B) changes in GAAP or the interpretation thereof; (iii) any action taken at the written request of Purchaser; and (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets or acts of war or terrorism.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings and (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Companies or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation).

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“Person” means any individual, partnership, firm, corporation, limited liability company, joint venture, limited public company, limited liability partnership, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers’ Knowledge” or “Knowledge of the Sellers” (or similar terms used in this Agreement) means (a) all facts actually known by Carlos Frias, Daniel Nguyen, Alex Frias and Chris Fagan as of the date hereof and (b) all facts that Carlos Frias, Daniel Nguyen and Alex Frias should have known with respect to the matters at hand if such person had exercised reasonable diligence with respect to such matters; provided, however, that no additional funds shall be required to have been expended by any such person beyond amounts already incurred as of the date hereof in order to establish reasonable diligence.

“Subsidiaries” means the subsidiaries of the Company listed in Section 1.01(c) of the Disclosure Schedule.

“Tax” or “Taxes” mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Tax Returns” means any and all statements, returns, reports and forms (including elections, declarations, claims for refund, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

Section 1.02  Definitions. The following terms have the meanings set forth in the Sections set forth below:

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Definition	Location

“2017 Financial Statements”	3.06
“2018 Financial Statements”	3.06
“2019 Interim Financial Statements”	2.04(e)
“A. Frias”	Preamble
“Agreement”	Preamble
“Anti-Terrorism Laws”	3.26(b)
“B&B”	Recitals
“Benefit Plans”	6.01
“C. Frias”	Preamble
“Closing”	2.03
“Closing Date”	2.03
“COBRA”	3.14(h)
“Common Stock”	4.03(a)
“Company”	Recitals
“Companies”	Recitals
“Company Employees”	6.01
“Company Permits”	3.10(b)
“Confidential Information”	5.03(a)
“Company Intellectual Property”	3.12
“Deductible”	8.04
“Designated Person”	3.26(b)
“Equity Consideration	2.02(a)
“ERISA”	3.14(a)
“Executive Orders”	3.26(a)
“Fagan”	Preamble
“Fundamental Representations”	8.01
“Intended Tax Treatment”	5.12(f)
“IP Licensee”	3.12
“IP Owner”	3.12
“Licensed Intellectual Property”	3.12
“Lists”	3.26(b)
“Loss”	8.02
“Material Contract”	3.16(a)
“Membership Interests”	Recitals
“Nguyen”	Preamble
“OFAC”	3.26(b)
“OFAC Laws and Regulations”	3.26(b)
“Other Lists”	3.26(b)
“Patriot Act”	3.26(a)
“Plans”	3.14(a)
“Post-Closing Period”	5.12(c)
“Post-Closing Straddle Period”	5.12(a)
“Pre-Closing Period”	5.12(c)
“Pre-Closing Straddle Period”	5.12(a)
“Pre-Closing Tax Return”	5.12(a)

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“Preferred Stock”	4.03(a)
“Pro Rata Portion”	2.02(b)
“Proceeding”	5.12(b)
“Products”	3.30
“Prohibited Person”	3.26(b)
“Purchase Price”	2.02(a)
“Purchase Price Allocation Schedule”	5.12(g)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	8.02
“Purchaser Representatives”	5.02
“SDN List”	3.26(b)
“SEC Reports”	4.06
“Sellers”	Preamble
“Seller Indemnified Party”	8.03
“Sellers’ Representative”	5.12(b)
“Straddle Periods”	5.12(a)
“Straddle Return”	5.12(a)
“Subsidiaries”	Recitals
“Subsidiary Interests”	Recitals
“Tax Claim”	5.12(b)
“Terrorism Executive Order”	3.26(a)
“Third Party Claim”	8.05(b)
“TWC”	Recitals
“WARN”	3.14(g)

Section 1.03  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)               the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” whether or not they are in fact followed by such word or words of similar import;

(d)               the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

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(e)               all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)                the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)               references to a Person are also to its successors and permitted assigns;

(h)               the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)                 references to “day” or “days” are to calendar days;

(j)                 whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders; and

(k)               any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable electronic (including e-mail) means of communication.

Article II
PURCHASE AND SALE

Section 2.01 Contribution, Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer and deliver to the Purchaser all of the Membership Interests, and the Purchaser shall purchase from the Sellers, all of the Membership Interests free and clear of all Encumbrances.

Section 2.02  Purchase Price.

(a)               The purchase price to be paid in consideration for all of the Membership Interests shall be an aggregate amount equal to Fourteen Million Dollars ($14,000,000) (the “Purchase Price”), which shall consist of that number of shares of Common Stock that equals the Purchase Price as calculated based on the Common Stock Value (the “Equity Consideration”). The Equity Consideration will be issued to the Sellers at the Closing in consideration of the sale of the Membership Interests to the Purchaser by the Sellers.

(b)               The Purchase Price will be payable ratably to the Sellers in accordance with their direct ownership percentage of the Company immediately prior to the Closing, with each percentage amount being such Seller’s “Pro Rata Portion”, in each case as specified in Exhibit A. Stock Certificates in the form of Exhibit C representing each Seller’s Pro Rata Portion of the Equity Consideration shall be issued by the Purchaser to each Seller on the Closing Date.

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Section 2.03 Closing. Upon the terms of this Agreement and subject to the satisfaction or waiver of the conditions of this Agreement, the sale and purchase of the Membership Interests contemplated by this Agreement shall take place at a Closing to be held at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, New York, NY 10176, not earlier than 10:00 a.m. (New York City time) on the first (1st) Business Day after the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01 and Section 7.02 or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon (the “Closing”). The date upon which the Closing occurs is referred to as the “Closing Date.

Section 2.04  Closing Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)               a duly executed Assignment of Membership Interests to Purchaser in the form attached hereto as Exhibit B, evidencing the transfer of the Membership Interests to the Purchaser;

(b)               executed counterparts of employment agreements with each of Carlos Frias, Daniel Nguyen and Alex Frias providing for their employment by the Purchaser as of the Closing Date;

(c)               executed counterparts of all Ancillary Agreements as executed by the Sellers or any of the appropriate Companies;

(d)               a written resignation of each of the Sellers from such Person’s role as an officer, director, manager or employee of each of the Companies;

(e)               preliminary unaudited consolidated pro forma balance sheets and income statements for each of the Companies as of and for the period from January 1, 2019 to March 31, 2019 (the “2019 Interim Financial Statements”);

(f)                a true and complete copy, certified by a duly authorized officer of the Company, of the resolutions duly and validly adopted by the members of the board of managers of the Company evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(g)               a certificate of a duly authorized officer of the Company certifying the names and signatures of the officer of the Company authorized to sign this Agreement and any Ancillary Agreements;

(h)               a certificate of the Sellers certifying as to the matters set forth in Section 7.02(a) as of the Closing Date;

(i)                a certificate signed by each Seller, or, if applicable, an officer or partner of such Seller in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2), to the effect that such Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of Code, in order to avoid the imposition of the withholding tax payment pursuant to Section 1445 or Section 1446(f) of the Code;

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(j)                all minute books with organizational documents of the Companies, including, without limitation, limited liability company agreements, operating agreements, partnership agreements, and management agreements;

(k)               all books, records, financial statements, general ledgers, employee benefits plan documents, leases, real property management agreements, construction management agreements, leasing and real estate brokerage services agreements, files, statements, Tax Returns, market studies, plans, specifications, reports, tests and other materials of any kind owned by or in the possession of any Seller or any of the Companies which are used by any of the Companies in the conduct or operation of the Business; and

(l)                 good standing certificates from each jurisdiction in which the Companies are organized and such other jurisdictions in which the Companies are qualified to conduct business and for which Sellers have received good standing certificates.

Notwithstanding any provision of this Agreement to the contrary, to the extent that Sellers find it necessary or desirable to substitute a duly-authorized corporate resolution or proxy signature for any required signature of a Member, Manager or officer of ECS Labs LLC, and such duly-authorized proxy signature or resolution shall have the same force and effect as any approval, consent or original signature of a Member, Manager or Officer that Sellers are required to provide under this Agreement.

Section 2.05  Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers:

(a)               stock certificates representing the Equity Consideration allocated among the Sellers as set forth on Exhibit A hereto;

(b)               executed counterparts of any Ancillary Agreements as executed by the Purchaser;

(c)               a true and complete copy, certified by a duly authorized officer of the Purchaser, of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(d)               a certificate of a duly authorized officer of the Purchaser certifying the names and signatures of the officer of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(e)               a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.01(a) as of the Closing Date.

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Section 2.06 Withholding. The Purchaser and the Companies shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state, local or foreign Tax Laws. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Body and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers hereby, severally and not jointly, represents and warrants to the Purchaser, as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date, as follows:

Section 3.01  Authority and Qualification of the Sellers; Organization, Authority and Qualification of the Company.

(a)               The Sellers are each natural persons, at least eighteen (18) years old and fully competent under all applicable Laws to enter into, be legally bound by and perform contracts in their own names, including to carry out their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and each applicable Ancillary Agreement has been, and upon its execution and the execution of the applicable Ancillary Agreements shall be, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution each of the applicable Ancillary Agreements shall constitute, a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its respective terms.

(b)               Section 3.01(b) of the Disclosure Schedule sets forth a true and complete list of all of the authorized membership or other ownership interests of the Company and the holders thereof. The Company (i) is duly organized and validly existing as a limited liability company and is in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such company and to carry on its business as it has been and is currently conducted by such company and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.01(b) of the Disclosure Schedule. In addition, the Company does not owe any franchise, property or other similar entity level taxes in any jurisdiction in which the Company conducts any business.

Section 3.02  Subsidiaries.

(a)               Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Companies, the authorized capital stock or other ownership interests of each Subsidiary and the holders thereof. Other than the Subsidiaries, there are no other corporations, partnerships, limited liability companies, joint ventures, associations or other entities in which the Companies own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Subsidiaries, none of the Companies is a member of (nor is any part of the Business conducted through) any partnership, joint venture or similar arrangement nor are any of the Companies a participant in any partnership, joint venture or similar arrangement.

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(b)               Each of the Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth in Section 3.02(a) of the Disclosure Schedule.

Section 3.03  Ownership of the Membership Interests and Subsidiaries.

(a)               As of the date hereof, the Sellers have good and marketable title to, and are the lawful record and beneficial owners of, 100% of the Membership Interests, free and clear of all Encumbrances, and the Membership Interests represent all of the beneficial, voting, management, contingent, economic interest and other right, title and interest in and to the Company.

(b)               With respect to the Membership Interests and other than as set forth on Section 3.03(b) of the Disclosure Schedule, there are no (i) outstanding ownership interests in the Company other than the Membership Interests owned and held by the Sellers, (ii) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Sellers or their respective affiliates is a party or by which any of the foregoing is bound, which obligate the Sellers or their respective affiliates to issue, create, deliver and/or provide additional ownership interests in the Companies or (iii) arrangements or undertakings which obligate the Sellers or their respective affiliates to issue, grant, extend or enter into any security, option, warrant, call, right, commitment, agreement, arrangement or other undertaking with respect to the Companies or the Membership Interests. No person or entity has any voting or management rights with respect to the Companies other than the Sellers as set forth in and subject to the Companies’ organizational documents.

(c)               Other than as set forth on Section 3.03(c) of the Disclosure Schedule, the Company owns, free and clear of all Encumbrances, directly or indirectly, of, and have sole voting and dispositive power with respect to, all of the ownership interests of each of the Subsidiaries, and there are no (i) outstanding ownership interests in any Subsidiary other than the ownership interests owned and held by the Company, (ii) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which any of the foregoing is bound, which obligate the Company to issue, create, deliver and/or provide additional ownership interests in any Subsidiary or (iii) arrangements or undertakings which obligate the Company to issue, grant, extend or enter into any security, option, warrant, call, right, commitment, agreement, arrangement or other undertaking with respect to any Subsidiary. No person or entity has any voting or management rights with respect to the Subsidiaries other than the Company as set forth in and subject to the Subsidiaries’ organizational documents.

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Section 3.04  No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers do not and will not (a) violate, conflict with or result in the breach of the certificate of organization or company agreement, operating agreement, shareholder agreement, partnership agreement, or management agreement (or similar organizational documents) of the Sellers or the Companies, (b) conflict with or violate, in any material respect, any Law or Governmental Order applicable to the Sellers or the Companies, and (c) except as set forth in Section 3.04 of the Disclosure Schedule, violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give others rights of termination, modification, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers or the Companies is a party.

Section 3.05  Governmental Consents and Approvals. Except as set forth in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers and the consummation of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, permit, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

Section 3.06  Financial Information. The Sellers have heretofore furnished the Purchaser with true and complete copies of the unaudited consolidated financial statements as of and for the fiscal year ended December 31, 2017 for each of the Companies (the “2017 Financial Statements”). Section 3.06 of the Disclosure Schedules sets forth preliminary unaudited consolidated pro forma balance sheets and income statements for each of the Companies as of and for the fiscal year ended as of December 31, 2018 (the “2018 Financial Statements” and together with the 2017 Financial Statements and the 2019 Interim Financial Statements, the “Financial Statements”). The 2017 Financial Statements present fairly, in all material respects, the financial condition of the Companies as of such dates and the results of operations for the Companies as of the dates thereof or the periods covered thereby. The 2018 Financial Statements present fairly, in all material respects, the financial condition of the Companies as of such dates and the results of operations for the Companies as of the dates thereof or the periods covered thereby, subject to normal year-end adjustments and the absence of footnotes that would be required under generally accepted accounting principles. The 2019 Interim Financial Statements shall be prepared in accordance with the books and records of the Companies and present fairly, in all material respects, the financial condition of the Companies as of such dates and the results of operations for the Companies as of the dates thereof or the periods covered thereby.

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Section 3.07  Absence of Undisclosed Liabilities. To the Sellers’ Knowledge, there are no Liabilities of the Companies of any nature required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in a footnote thereto, other than Liabilities (a) reflected on or reserved against on the 2018 Financial Statements, (b) set forth in the Disclosure Schedules, (c) incurred since the Financial Statements Date in the ordinary course of business consistent with past practices and which would not have a Material Adverse Effect.

Section 3.08  Conduct in the Ordinary Course. Since the Financial Statements Date, the Business has been conducted in the ordinary course and there has not occurred any Material Adverse Effect and none of the Companies has taken any action (or failed to take any action) that, if taken after the date hereof, to the Sellers’ Knowledge, would constitute a violation of Section 5.01.

Section 3.09  Litigation. Except as set forth in Section 3.09 of the Disclosure Schedule, as of May 21, 2019 (such Section 3.09 of the Disclosure Schedule to be updated five (5) Business Days prior to the Closing Date), there is no Action by or against any of the Companies or the Business pending before any Governmental Authority, or, to the Sellers’ Knowledge, threatened against any of the Companies or the Business.

Section 3.10  Compliance with Laws; Permits.

(a)               Except as set forth in Section 3.10(a) of the Disclosure Schedule and as would not (i) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) otherwise have a Material Adverse Effect, each of the Companies has conducted the Business in accordance with all applicable Laws and Governmental Orders and none of the Companies are in violation of any such Law or Governmental Order.

(b)               Schedule 3.10(b) of the Disclosure Schedule sets forth all franchises, permits, licenses and/or any similar authority necessary for the conduct of the Business, the lack of which could reasonably be expected to have a Material Adverse Effect (the “Company Permits”). None of the Companies is in default in any material respect under any such Company Permit.

Section 3.11     Environmental Matters. Except as disclosed in Section 3.11 of the Disclosure Schedule or as would not have a Material Adverse Effect, (i) each of the Companies is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all Environmental Permits, (ii) there are no claims pursuant to any Environmental Law pending or, to the Sellers’ Knowledge, threatened in writing, against the Companies, and (iii) the Sellers have provided the Purchaser with copies of any and all (A) environmental reports submitted to any Governmental Authority, (B) any orders, directives or no further action letters received from any Governmental Authority relating to any Environmental Laws, and (C) any environmental assessment or audit reports or other similar studies or analyses generated within the last three (3) years and in the possession or control of the Sellers or the Companies that relate to the Business.

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Section 3.12     Intellectual Property. Except as set forth on Section 3.12 of the Disclosure Schedule (a) to the Sellers’ Knowledge, the conduct of the Business as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Sellers or the Companies that the conduct of the Business as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (b) with respect to each item of Intellectual Property owned by the Companies (each, an “IP Owner”) which is material to the Business as currently conducted and is identified in Section 3.12 of the Disclosure Schedule (the “Company Intellectual Property”), the IP Owner is the owner of the entire right, title and interest in and to such Company Intellectual Property and is entitled to use such Company Intellectual Property in the continued operation of the Business; (c) with respect to each item of Intellectual Property licensed to any of the Companies (each, an “IP Licensee”) that is material to the Business as currently conducted (“Licensed Intellectual Property”), and is identified in Section 3.12 of the Disclosure Schedule, the IP Licensee has the right to use such Licensed Intellectual Property in the continued operation of the Business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (d) the Company Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the Sellers’ Knowledge, no person is engaging in any activity that infringes upon the Company Intellectual Property except as identified in Section 3.09 of the Disclosure Schedule; (f) to the Sellers’ Knowledge, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) Sellers are not in breach of, or default under, any license of the Licensed Intellectual Property and have not received written notice of any breach or default thereof; (h) to the Sellers’ Knowledge, no licensor of any license of the Licensed Intellectual Property is in breach thereof or default thereunder; and (i) neither the execution of this Agreement nor the consummation of any transaction shall adversely affect any of the Companies’ rights with respect to the Company Intellectual Property or the Licensed Intellectual Property.

Section 3.13     Owned and Leased Real Property.

(a)      None of the Companies owns any Real Property.

(b)      Section 3.13(b) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. Except as described in Section 3.13(b) of the Disclosure Schedule, (i) the Sellers have delivered to the Purchaser true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, (ii) Sellers have received no written notice of a breach or default of any such lease (which have not been cured), and (iii) there has not been any sublease or assignment entered into by the Companies in respect of the leases relating to the Leased Real Property. Other than as set forth on Section 3.13(b) of the Disclosure Schedule, there has been no breach or default of any lease identified in Section 3.13(b) of the Disclosure Schedule.

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Section 3.14  Employee Benefit Matters.

(a)               Section 3.14(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Companies are a party, have any liability, contingent or otherwise, have any obligation or which are maintained, contributed to or sponsored by the any of the Companies for the benefit of any current or former employee, officer or director of any of the Companies, (ii) each employee benefit plan for which any of the Companies could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which any of the Companies could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings between the any of the Companies and any of their employees (collectively, the “Plans”). The Sellers have made available to the Purchaser a true and complete copy of each Plan and all amendments, summary plan descriptions, and each summary of material modifications and the most recent IRS determination letter relating thereto. None of the Companies have taken action, or have any express or implied commitment to take action (i) to create, or incur any material liability with respect to or cause to exist any other material employee benefit plan, program or arrangements (ii) to enter into any material contract or agreement to provide compensation or benefits to any officer or director, or (iii) to modify, change or terminate any Plan in any material respect, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)               Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Companies has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Sellers have no Knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the Sellers’ Knowledge, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Sellers’ Knowledge, no fact or event exists that could give rise to any such Action.

(c)               Except as set forth on Section 3.14(a) of the Disclosure Schedule, none of the Companies have ever maintained or contributed to a defined benefit pension plan subject to the provisions of Title IV of ERISA. None of the Companies have incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums of the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any multiemployer plan within the meaning of Section 3 (37) or 4001 (a)(3) of ERISA, or from any single employer plan (within the meaning of Section 4001 (a)(15) of ERISA) for which any of such entities could incur liability under section 4063 or 4064 of ERISA. None of the transactions contemplated by this Agreement shall give rise to a complete or partial withdrawal within the meaning of Section 4203 and 4205 of ERISA, respectively.

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(d)               Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(e)               None of the Companies has ever maintained a retiree medical program for their employees or former employees.

(f)                No Plan provides that any director or officer or other employee of any of the Companies will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit solely as a result of the transactions contemplated hereby or as the result of any termination of employment in connection with such transactions; and such transactions will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)               The Companies are each in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (“WARN”) and have no liabilities pursuant to WARN.

(h)               Each Plan that is an employee welfare benefit plan complies and has complied with the continuation coverage (“COBRA”) requirements of Section 4980B of the Code to the extent such Section is applicable to such Plan.

Section 3.15  Taxes. Except as set forth on Section 3.15 of the Disclosure Schedule:

(a)               Each of the Companies has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. Where payment is not yet due, the Seller has established an adequate accrual for the payment of all Taxes on the Financial Statements. Each of the Companies has withheld or collected and has paid over to the appropriate taxing authority (or is properly holding for payment to such taxing authority) all Taxes required by law to be withheld or collected. None of the Companies owes any franchise, property, or other similar entity level taxes in any jurisdiction in which such Company conducts business.

(b)               No Tax Return of the Companies has been examined or audited by any taxing authority or is currently being examined or audited by any taxing authority or is the subject of a pending examination. All assessments for Taxes due with respect to any completed or settled examinations or any concluded litigation relating to such Tax Returns have been fully paid. None of the Companies has entered into or has been the subject of a closing agreement with any taxing authority with respect to Taxes. The Companies have complied with all applicable Laws relating to the payment and withholding of Taxes, and has duly withheld and paid to the proper Taxing Authority all amounts required to be withheld and paid over.

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(c)               There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Companies. None of the Companies is bound by or subject to any tax sharing, allocation or similar agreement or any indemnification or reimbursement agreement with respect to Taxes.

(d)               Each of the Companies has at all times been classified and treated as a partnership or disregarded entity and not as an association taxable as a corporation for federal income tax purposes in each state and local jurisdiction in which it files Tax Returns.

(e)               None of the Companies is subject to any private letter ruling of the IRS or comparable rulings of another taxing authority.

(f)                None of the Sellers is a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons.

(g)               Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes, and (iii) the Tax Returns of the Companies for the last three (3) fiscal years have been made available to Purchaser. The Companies are not, nor have been at any time, a party to, bound by, or subject to any obligation under a Tax sharing, Tax indemnity or Tax allocation contract or similar agreement, and has not assumed any Tax Liability of any other Person under any contract.

(h)               No agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax has been executed or filed on behalf of or with respect to any of the Companies. No power of attorney on behalf of the Companies with respect to any Tax matter is currently in place.

(i)                 None of the Companies (i) has “participated” in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or (ii) has taken any reporting position on a Tax Return, which reporting position (1) if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such statute or state, local or foreign Tax law), and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute or state, local or foreign Tax law).

(j)                 None of the Companies or any other Person on behalf of and with respect to any of the Companies has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Companies, and, to the Sellers’ Knowledge, the IRS has not proposed any such adjustment or change in accounting method, or (ii) any application pending with any taxing authority requesting permission for any change in accounting method that relates to the business or operations of the Companies or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Companies; and

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(k)               None of the Companies is or has been a member of a consolidated, combined or unitary group for which such Company or Subsidiary is or may be liable pursuant to Treasury Regulations Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

Section 3.16  Contracts.

(a)               Section 3.16(a) of the Disclosure Schedule contains a true and complete list of each of the following contracts and agreements of the Companies (such contracts and agreements being “Material Contracts”):

(i)               all contracts, understandings, agreements, instruments, or proposed transactions to which any of the Companies is a party which involve obligations (contingent or otherwise) of, or payments to, the Company or a Subsidiary or any Affiliate of the Companies in excess of $20,000;

(ii)              all contracts and agreements relating to Indebtedness for borrowed money, including all capital leases;

(iii)             all contracts and agreements to which any of the Companies is a party which involve restrictive covenants regarding circumvention, solicitation, or that limit or purport to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)             all other contracts and agreements that are material to the Business apart from at-will employment agreements; and

(v)             all written contracts, agreements and obligations between or among any of Carlos Frias, Daniel Nguyen, Alex Frias, Chis Fagan, the Companies and any of their respective Affiliates.

(b)               Except as disclosed in Section 3.16(b) of the Disclosure Schedule, each Material Contract (i) was entered into in the ordinary course of business and (ii) is valid and binding on the Companies, as the case may be, and, to the Sellers’ Knowledge, the counterparties thereto, is in full force and effect and (iii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.04 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty. Except as disclosed in Section 3.16(b) of the Disclosure Schedule, none of the Companies or, to Sellers’ Knowledge, by any other party thereto, are in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect. The Companies and Subsidiaries are not restricted by any agreement from carrying on the Business in any geographic location. There are no negotiations pending or in progress to revise any Material Contract in any material respect, other than change orders, changes in scope, or other changes in the ordinary course of business with respect to construction management agreements.

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(c)               The Sellers have provided the Purchaser with true, accurate and complete copies of all Material Contracts.

Section 3.17  Securities Matters.

(a)               Each Seller has such knowledge and experience in financial and business matters and such experience in evaluating and investing in companies such as the Purchaser as to be capable of evaluating the merits and risks of an investment in the Equity Consideration. Each Seller has the financial ability to bear the economic risk of his investment in the Equity Consideration being acquired hereunder, has adequate means for providing for his current needs and contingencies and has no need for liquidity with respect to his investment in the Equity Consideration.

(b)               Each Seller is acquiring the shares of Equity Consideration hereunder for investment for such Seller’s own account, for investment purposes only, and not with the view to, or for resale in connection with, any distribution thereof; provided, however, that, except for any contractual restrictions contained herein (including Section 5.10) or in any other contract entered into with any Seller, such Seller does not by making the representations herein agree to hold the Equity Consideration for any minimum or other specific term and reserves the right to dispose of the Equity Consideration at any time in accordance with or pursuant to an exemption from registration under the Securities Act.

(c)               Each Seller is an “accredited investor” pursuant to Rule 501(a) of Regulation D under the Securities Act and has relied upon independent investigations made by such Seller or such Seller’s representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of the Purchaser and realizes the shares of Equity Consideration are a speculative investment involving a high degree of risk for which there is no assurance of any return. Each Seller acknowledges that in connection with the transactions contemplated hereby, neither the Purchaser nor anyone acting on its behalf or any other Person has made, and such Seller is not relying upon, any representations, statements or projections concerning the Purchaser, its present or projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of the shares of Equity Consideration issued hereunder or the Purchaser’s business or any other matter in relation to the Purchaser’s business or affairs. Such Seller has had an opportunity to discuss the Purchaser’s business, management, financial affairs and acquisition plans with its management, to review the Purchaser’s facilities, and to obtain such additional information concerning such Seller’s investment in the shares of Equity Consideration in order for such Seller to evaluate its merits and risks, and such Seller has determined that the shares of Equity Consideration are a suitable investment for such Seller and that at this time such Seller could bear a complete loss of his investment.

(d)               Each Seller is aware that no federal or state or other agency has passed upon or made any finding or determination concerning the fairness of the transactions contemplated by this Agreement or the adequacy of the disclosure of the exhibits and schedules hereto and such Seller must forego the security, if any, that such a review would provide.

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(e)               Each Seller understands and acknowledges that neither the IRS nor any other Tax authority has been asked to rule on the Tax consequences of the transactions contemplated hereby or by the other agreements entered into in connection herewith and, accordingly, in making his decision to acquire the shares of Equity Consideration such Seller has relied upon the investigations of such Seller’s own Tax and business advisors in addition to such Seller’s own independent investigations, and that such Seller and such Seller’s advisors have fully considered all the Tax consequences of such Seller’s acquisition of the shares of Equity Consideration hereunder. The Sellers will be responsible for the full amount of any federal or state and any other Tax liability for which they may be responsible under applicable Tax law resulting from the consummation of the transactions contemplated by this Agreement and will have no recourse against the Purchaser, the Companies or any of their respective Affiliates for any such Tax liability or for the Tax treatment of the transactions contemplated by this Agreement under any federal, state or other applicable Tax Law.

(f)                No Seller has been offered the Equity Consideration by any form of advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

(g)               Each Seller understands that the transactions contemplated by this Agreement involve substantial risk. Each Seller (i) is a sophisticated investor with respect to the transactions contemplated by this Agreement, (ii) has adequate information concerning the business and financial affairs of the Purchaser to make an informed decision regarding the sale of the Membership Interests pursuant to the terms and conditions of this Agreement, and (iii) has independently and without reliance upon the Purchaser (except for any information set forth in the SEC Reports (as defined below)), and based on such information in the SEC Reports and such other information as Seller has deemed appropriate, made its own analysis and decision to sell the Membership Interests to the Purchaser pursuant to the terms and conditions of this Agreement.

(h)               Each Seller acknowledges and agrees that the Purchaser has not given such Seller any investment advice, credit information or opinion on whether the sale of the Membership Interests to the Purchaser pursuant to the terms and subject to the conditions of this Agreement is prudent.

(i)                 Each Seller acknowledges and agrees that the Equity Consideration acquired hereunder will be in book-entry form and will bear legends or restrictive notations in substantially the following form:

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THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG MR. CARLOS FRIAS, MR. DANIEL NGUYEN, MR. ALEX FRIAS, MR. CHRIS FAGAN AND FREEDOM LEAF INC. (THE “COMPANY”), DATED AS OF MAY 21, 2019 (A COPY OF WHICH IS ON FILE WITH THE COMPANY; THE “PURCHASE AGREEMENT”). EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER. IN ADDITION, THE COMMON STOCK ARE SUBJECT TO THE PROVISIONS OF SECTION 5.10 OF THE PURCHASE AGREEMENT.

THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AND OTHER RESTRICTIONS SET FORTH IN A VOTING AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER PARTIES. TRANSFER OF THE COMMON STOCK IS SUBJECT TO THE RESTRICTIONS CONTAINED IN SUCH AGREEMENT.

THE COMPANY WILL FURNISH TO EACH HOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF WHICH THE COMPANY IS AUTHORIZED TO ISSUE AND OF THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

(j)                 Each Seller is not a “foreign person” within the meaning of Section 1445 of the Code and is not a Person whose separate existence from a “foreign person” within the meaning of Section 1445 of the Code is disregarded for U.S. federal income Tax purposes.

Section 3.18 Brokers. Except as set forth on Section 3.18 of the Disclosure Schedule, no agent, broker, Person, firm, finder or investment banker acting on behalf of the Sellers or the Companies is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

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Section 3.19 Labor Matters. Except as set forth on Section 3.19 of the Disclosure Schedule, none of the Companies is subject to any collective bargaining or other labor agreement, and to Sellers’ Knowledge, there are no union organization efforts underway among the employees of such entities. There are no strikes, slowdowns or work stoppages pending, or, to the Sellers’ Knowledge, threatened between any of them and any of their respective employees, and none of such entities has experienced any such strike, slowdown or work stoppage within the past three years. None of the Companies has breached in any material respect or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no written grievances outstanding against any of such entities under any such agreement or contract. The Companies are in compliance with all applicable federal, state and local laws (including common law) respecting employment practices, labor, terms and conditions of employment and wages and hours and the payment and withholding of taxes, and to the Sellers’ Knowledge, there are no suits, actions, disputes, claims (other than routine claims for benefits), investigations, charges or audits pending or threatened relating to discrimination in employment or employment practices.

Section 3.20 Organization Documents. Sellers have heretofore provided Purchaser with full access to true, complete and correct copies of the organizational documents of each of the Companies, including, without limitation, operating agreements, limited liability company agreements and management agreements, and all such documents are in full force and effect. None of the Companies is in violation of any provision of its respective organizational documents.

Section 3.21  Insurance.

(a)               Section 3.21(a) of the Disclosure Schedule sets forth all insurance policies maintained by the Companies with respect to the Business. To Sellers’ Knowledge, all material assets, properties and risks of the Business are covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers compensation insurance) issued in favor of the Companies.

(b)               Except as would not have a Material Adverse Effect or set forth on Section 3.21(b) of the Disclosure Schedules, with respect to each insurance policy of the Companies: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) none of the Companies is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof; and (iv) there is no claim pending under any policy as to which coverage has been denied or disputed by the insurer.

(c)               All insurance policies listed in Section 3.21(a) of the Disclosure Schedule are outstanding and duly in force as of the date hereof.

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Section 3.22 Accounts Receivable. Section 3.22 of the Disclosure Schedule contains a true, correct and complete list of all accounts receivables of the Companies as of May 9, 2019. All accounts receivable of the Companies are bona fide and have arisen in the ordinary course of business in arms-length transactions for goods actually sold and services actually performed or to be performed. The Sellers have available in records copies of invoices (or other appropriate evidence of such accounts receivable) with respect to all such accounts receivable.

Section 3.23 Disclosure. To the Knowledge of the Sellers, the representations and warranties and the statements and information contained in this Agreement, the Ancillary Documents, each other document (including the financial statements, exhibits and schedules), certificates or other writings furnished or to be furnished by the Sellers to the Purchaser pursuant to the provisions hereof and in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such statements not misleading in light of the circumstances under which they were made.

Section 3.24 Bank Accounts. Section 3.24 of the Disclosure Schedule attached hereto contains a true, correct and complete list of all bank accounts maintained in the name of, or for the benefit for, any of the Sellers or the Companies relating to the Business.

Section 3.25  Assets. The Assets constitute all of the assets and properties that are necessary for the conduct of the Business as currently conducted by the Companies and immediately after the Closing, the Purchaser shall continue to be able to conduct the Business in the same manner as conducted by the Companies prior to the Closing Date. The Assets are all the Assets utilized in obtaining the financial results set forth in the 2018 Financial Statements.

Section 3.26  OFAC.

(a)               No Seller is subject to sanctions of the United States government or in violation of any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

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(b)               No Seller nor any Affiliate of the Companies, is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”), including a “Prohibited Person”. The OFAC Laws and Regulations and the Executive Orders are collectively referred to as the “Anti-Terrorism Laws”. “Prohibited Person” is defined as follows:

(i)              a person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(ii)           a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;

(iii)         a person or entity with whom any Property Owner is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Terrorism Executive Order, any other Executive Order and the Patriot Act;

(iv)          a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order or any other Executive Order; or

(v)            a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

(c)               The Sellers have required, and have taken all reasonable measures to ensure compliance with the requirement, that no Affiliate of any of the Companies is on any Lists, is a Designated Person, or is in violation of any Laws, including any OFAC Laws and Regulations.

(d)               None of the Sellers nor any Affiliate of the Companies has (i) conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) dealt in, or otherwise engaged in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.

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Section 3.27  Transactions with Affiliates. Except as set forth on Section 3.27 of the Disclosure Schedule, no Affiliate of the Company or any Seller has (a) borrowed money or loaned money to the Company which remains outstanding or (b) any contractual arrangements with the Company. Except as set forth on Section 3.27 of the Disclosure Schedule, (i) the Company is not party to any Contract with any Seller, manager, officer or employee of the Company or any Affiliate of the foregoing, and (ii) no Seller, manager, officer or employee of the Company or any Affiliate of the foregoing (A) owns or has owned (within the past five (5) years), directly or indirectly, or has or has had any interest in (including the right to use, other than in connection with the Company’s business) any property (real or personal, tangible or intangible) that the Company uses or has used in its business, or (B) has or has had (within the past five (5) years) any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company.

Section 3.28  IT Systems. Each of the Companies own free and clear of all Encumbrances, or is licensed to use, all IT Systems used by it in the operation of its business. There are no plans to replace or upgrade any material part of the IT Systems within the period of six months after the Closing Date. To Sellers’ Knowledge the IT Systems are appropriate for the Business, function in accordance with all applicable specifications, and have been regularly and properly maintained. Disaster recovery plans are in place, or are being put in place, to ensure that the IT Systems can be replaced without material disruption to the Business in the event of failure of the IT Systems or any part of them. To Sellers’ Knowledge, the IT Systems are sufficiently protected by industry standard security, firewall and anti-virus protection hardware and/or software. To Sellers’ Knowledge there are, and in the past four years there have been, no performance reductions or logical or physical intrusions to any IT Systems or loss of data that have had (or are having) a Material Adverse Effect on the use of such systems by the Companies.

Section 3.29 Data Protection. To Sellers’ Knowledge, the Companies have collected, handled, transferred, used, imported, exported and protected all personally-identifiable information relating to consumers, and other information relating to individuals protected by Law, including users of any web sites operated by the Companies, in accordance with the privacy policies of the Companies, and in compliance in all material respects with all applicable Laws, including Laws concerning privacy, data protection, and notification of data security breaches, including by entering into Contracts, where applicable, governing the flow of such information across national borders. No Person has brought any written claim in connection with the conduct of the Companies based on an allegation which, if true, would breach the foregoing representation. The consummation of the transactions contemplated by this Agreement will not violate any privacy policy, terms of use or applicable Law relating to the use, handling, transfer, import, export, or protection of such data or information.

Section 3.30  Product Warranties.

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(a)               Except as disclosed on Section 3.30 of the Disclosure Schedule, there are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed by any of the Companies (collectively, “Products”).

(b)               To the Sellers’ Knowledge, and except as disclosed on Section 3.30 of the Disclosure Schedule, all Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by the Companies have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

(c)               To the Sellers’ Knowledge, there are no material design, manufacturing or other defects, latent or otherwise, with respect to any Product and such Products are not toxic when used in accordance with their intended use. To the Sellers’ Knowledge, and except as disclosed on Section 3.30 of the Disclosure Schedule, each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

(d)               To the Sellers’ Knowledge, there are no Liabilities arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product. None of the Sellers or the Companies, nor to the Sellers’ Knowledge, any of their suppliers, have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of $5,000 (whether covered by insurance or not) with respect to any Product.

(e)               None of the Sellers or the Companies, nor to the Sellers’ Knowledge, any of their suppliers, has voluntarily made, or been required by any Governmental Authority to make, any recall of, or suspend or discontinue, any Product, and to the Sellers’ Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action with respect to a recall, suspension or discontinuance of any Product.

(f)                Since December 31, 2018, there have been no inspections, inspection reports or other written correspondence from any Governmental Authority that asserts or alleges that the operation of the Companies is or was not or may not be in compliance with any applicable Laws or regulatory requirements.

(g)               None of the Sellers or the Companies has in the past had any Product design and warranty claims or other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by it on or prior to the Closing Date.

Section 3.31        Additional Information. Section 3.31 of the Disclosure Schedule contains, to the extent not described in some other schedule hereto, accurate lists and summary descriptions of the following:

(a)               the names of all present officers and managers of each of the Companies;

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(b)               the names of all Persons authorized to borrow money or incur or guarantee
Indebtedness on behalf of any of the Companies; and

(c)               all names under which any of the Companies have conducted any Business or which any Company has otherwise used since its date of formation.

Section 3.32  Books and Records. The Companies have maintained their respective books and records in the ordinary course of business, consistent with professional business standards, and in accordance with applicable Law and reasonable and customary accounting practices. The Companies make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of the Companies.

Section 3.33  Disclaimers

(a)               NONE OF THE COMPANIES NOR ANY OF THE SELLERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO TARGET OR THE BUSINESS OF TARGET OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 3.

(b)               Without limiting the generality of the foregoing, neither the Companies nor any of the Sellers has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Companies made available to Purchaser, including due diligence materials, or in any presentation of the business of the Companies by the Sellers or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available by the Companies and the Sellers were made in good faith and are not and shall not be deemed to be or to include representations or warranties of the Companies or the Sellers, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.01  Organization and Authority of the Purchaser.

(a)               The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Purchaser has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business make such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

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(b)               The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Purchaser have been duly authorized by all requisite corporate action on the part of the Purchaser.

(c)               This Agreement has been, and upon its execution by the Purchaser and of the applicable Ancillary Agreements shall be, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and upon its execution and the execution of the applicable Ancillary Agreements shall constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 4.02  Certificate of Incorporation and By-Laws. Purchaser has heretofore furnished to the Sellers a complete and correct copy of the certificate of incorporation and the by-laws of Purchaser, as amended to date. Such certificate of incorporation and by-laws are in full force and effect and Purchaser is not in violation of any material provision of its certificate of incorporation or by-laws.

Section 4.03  Capitalization.

(a)               The authorized capital stock of the Purchaser consists of (i) 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which 1,000,000 shares are designated as the “Series A Preferred Stock.” As of May 13, 2019, (i) 223,180,451 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable, and (ii) 948,022 shares of Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and non-assessable.

(b)               The Equity Consideration to be issued pursuant to and in accordance with Section 2.02 hereof shall be duly authorized, validly issued, fully paid and non-assessable, and shall be issued free and clear of all Encumbrances.

Section 4.04  No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the execution, delivery and performance by the Purchaser of the Ancillary Agreements to which it is a party do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any property or asset of the Purchaser is bound or affected, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

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Section 4.05  Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 4.06  SEC Filings. The Purchaser has filed all forms, reports and documents required to be filed with the SEC since January 1, 2017 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.07 Litigation. No action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.08  Brokers. No agent, broker, Person, firm, finder or investment banker acting on behalf of the Purchaser is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 4.09  Compliance With Laws. Except as disclosed in the SEC Reports, to the Purchaser’s Knowledge the Purchaser has conducted its business in accordance with all applicable Laws and Governmental Orders and the Purchaser is not in violation of any such Law or Governmental Order.

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Article V
ADDITIONAL AGREEMENTS

Section 5.01 Conduct of Business Prior to the Closing. The Sellers covenant and agree that, except as described in Section 5.01 of the Disclosure Schedule or as provided by Sections 5.07 and 5.11 below, between the date hereof and the Closing, the Sellers shall cause each of the Companies to (A) conduct its operations and the Business in the ordinary course in all material respects (B) use its reasonable efforts to preserve intact in all material respects their respective business organizations and the business organization of the Companies and (C) use its reasonable efforts to preserve for the Purchaser the relationships of the Companies with their respective customers, suppliers, managers, employees, tenants and others having on-going relationships with any of the Companies. Except as described in Section 5.01 of the Disclosure Schedule or as provided by Sections 5.07 and 5.11 below, the Sellers covenant and agree that, between the date hereof and the Closing, without the prior written consent of the Purchaser, the Companies will not:

(a)               (i) issue or sell any equity interests (partnership, membership or otherwise), notes, bonds or other securities (or any option, warrant or other right to acquire the same), (ii) redeem any of its equity interests, or (iii) declare, make or pay any dividends or distributions to the holders of equity interests, other than cash dividends, distributions and redemptions declared, made or paid by the Companies to the Sellers;

(b)               incur or assume any liabilities, obligations or Indebtedness for borrowed money or guarantee any such liabilities, obligations or Indebtedness, other than in the ordinary course of business and consistent with past practice; provided that in no event shall any such Indebtedness obligate the Purchaser at any time;

(c)               amend or restate the certificate of formation or operating agreement (or similar organizational documents) of any of the Companies;

(d)               enter into any contract, or take any action to extend the term of any Material Contract, that is not terminable on 30 days’ or less notice, in each case if such Material Contract survives Closing, other than in the ordinary course of business and consistent with past practice;

(e)               permit, allow or suffer any Assets to become subjected to any Encumbrance, other than Permitted Encumbrances;

(f)                cancel any Indebtedness (other than as set forth in Section 7.02(f) of the Disclosure Schedule) or waive any claims or rights of value;

(g)               except for intercompany transactions in the ordinary course of business, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Seller or any Affiliates of the Sellers or the Companies, in each instance which survive the Closing;

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(h)               grant or announce any increase in the salaries, bonuses or other benefits payable by the Companies to any of the employees of the Companies, other than as required by Law, pursuant to any Plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of the Companies;

(i)                 change any method of accounting or accounting practice or policy used by the Companies, other than such changes required by GAAP;

(j)                 fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(k)               settle or compromise any material claims of the Companies, other than in the ordinary course of business;

(l)                 change any policies, practices or procedures with respect to credit, billing and/or collection with respect to customers or payments with respect to vendors/subcontractors; or

(m)             agree to take any of the actions specified in Sections 5.01(a)-(l), except as contemplated by this Agreement.

Section 5.02  Access to Information. From the date hereof until the Closing, upon reasonable written notice, the Sellers shall cause the Companies and each of its officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its officers, directors, employees, agents, representatives, accountants and counsel (collectively, the “Purchaser Representatives”) with reasonable access to all of the offices, properties and books and records of the Companies and (ii) furnish to the Purchaser Representatives such additional financial and operating data and other information regarding the Companies or the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s sole expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Companies or the Business. No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement.

Section 5.03  Confidentiality.

(a)               The parties hereto acknowledge and agree that all customer, prospect, and marketing lists, sales data, Intellectual Property, proprietary information, trade secrets, and other confidential information of the Companies (collectively, “Confidential Information”) (i) are valuable, special and unique assets of the Companies and (ii) are, and following the Closing, will continue to be owned exclusively by the Companies, as the case may be. Each party hereto agrees to, and agrees to use reasonable best efforts to cause its directors, officers, employees, partners, Affiliates, advisors and other representatives (“Representatives”) to, treat the Confidential Information, together with any other confidential information furnished to the Sellers or the Companies by the Purchaser, on the one hand, or to Purchaser by the Sellers or any of the Companies, on the other hand, as confidential and not to make use of such information for its own purposes other than in connection with the transactions contemplated hereby or for the benefit of any other Person (other than by and for the Companies and after the Closing, the Purchaser). Notwithstanding anything to the contrary contained herein, the obligations of the Purchaser pursuant to this Section 5.03 shall terminate upon the Closing and the term Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by any of the parties hereto or their respective Representatives, (B) was available on a non-confidential basis prior to its disclosure, or (C) becomes available on a non-confidential basis from a source, other than any of the parties hereto or their respective Representatives, not known to be bound by confidentiality obligations with respect to such information.

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(b)               Prior to the Closing, the Sellers shall not disclose to any third party any information that is not public information concerning the Purchaser or any transaction or potential transaction any of the Sellers may become aware of involving the Purchaser without the prior written consent of the Purchaser.

Section 5.04  Regulatory and Other Authorizations; Notices and Consents.

(a)               Each of the parties to this Agreement shall use all reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with one another in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)               Except as provided in Section 10.03, each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from, or sends to, any Governmental Authority relating to the matters that are the subject of this Agreement and permit, to the extent practicable, the other party to review in advance any proposed communication by such party to any Governmental Authority.

Section 5.05  No Solicitation of Other Bids.

(a)               The Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Companies) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Companies) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably lead to, an Acquisition Proposal.

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(b)               In addition to the other obligations under this Section 5.05, the Sellers shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise the Purchaser orally and in writing of any written Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)               The Sellers agree that the rights and remedies for noncompliance with this Section 5.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Purchaser.

Section 5.06 Notifications; Update of Disclosure Schedule. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event relating to its own representations, warranties or covenants of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The Sellers may, from time to time, prior to or at the Closing, by notice given in accordance with this Agreement, supplement or amend the Disclosure Schedule to correct any matter that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein. If, pursuant to and in accordance with Section 9.01(d), such a supplement or amendment of any section of the Disclosure Schedule materially and adversely affects the Business as a whole , then the Purchaser shall have the right to terminate this Agreement in accordance with Section 9.01(d).

Section 5.07  Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable.

Section 5.08 Conveyance Taxes. The Sellers shall be liable for, shall hold the Purchaser harmless against, and agrees to pay any and all Conveyance Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements.

Section 5.09  Insurance. The Sellers hereby covenant and agree to make any claim, on behalf of the Companies, at the request of the Purchaser, for any Loss which is covered by an insurance policy owned by either Seller and not included in the Assets and to use commercially reasonable efforts in the recovery of said insurance proceeds. Furthermore, the Sellers hereby covenant and agree to pay to the Purchaser any insurance proceeds actually recovered from said claims. All rights to uncollected proceeds which vested in the Sellers prior to the Closing Date shall be conveyed, transferred and assigned to the Purchaser in connection with this Agreement, and the Sellers shall waive any and rights or claims with respect to such proceeds.

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Section 5.10  Transfer Restrictions. Each Seller agrees that the Equity Consideration issued pursuant to this Agreement may not be offered, transferred, sold, assigned, pledged, hypothecated or otherwise disposed of until after the 12-month anniversary of the Closing Date.

Section 5.11 Economic Benefits of Assignment. If any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise, or other instrument or arrangement to which any of the Companies is a party set forth on Section 3.04 of the Disclosure Schedule may not be transferred or assigned without the consent, approval or waiver of a third party and the transfer or assignment or attempted transfer or assignment would constitute a breach thereof or a violation of any Law, nothing in this Agreement or in any Ancillary Agreement will be deemed a transfer or assignment or an attempted transfer or assignment thereof. The Sellers will use their commercially reasonable efforts, both before and after the Closing to secure any such consents, approvals or waivers. Without limiting any other provision of this Agreement, if any such consents, approvals and waivers are not (for any reason) obtained before the Closing, then the Sellers will cooperate (at their expense) in any reasonable arrangement requested by the Purchaser to transfer to the Purchaser the economic benefit for all periods after the Closing of any such agreement as to which consent is not obtained, including by enforcement for the benefit of the Purchaser of any and all rights of the Sellers against any other party thereto, and all payments received by the Sellers under any affected agreement for all periods after the Closing will be immediately paid over to the Purchaser. The Purchaser’s consummation of the transactions contemplated in this Agreement shall not abridge the Purchaser’s or the Sellers’ obligations under this Section 5.11, which obligations shall survive the execution and delivery hereof and the Closing, and remain in full force and effect thereafter.

Section 5.12  Tax Matters.

(a)               The Sellers shall be liable for and timely pay any and all Taxes with respect to the ownership or operations of the Companies for all taxable periods ending on or prior to the Closing. Except as otherwise provided herein with respect to Straddle Periods, the Purchaser shall be liable for and timely pay any and all Taxes with respect to the ownership or operations of the Companies for all taxable periods ending after the Closing. In any case where applicable law does not permit any Company or any Subsidiary to close its Tax year as of the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the Tax period of any Company or any Subsidiary beginning before and ending after the Closing Date shall be allocated to and be payable by (i) the Sellers for the period up to and including the Closing Date (the “Pre-Closing Straddle Period”) and (ii) the Purchasers for the period after the Closing Date (the “Post-Closing Straddle Period” and together with a Pre-Closing Straddle Period, a “Straddle Period”). The Sellers shall prepare and timely file all Tax Returns (including applicable filing extensions) for taxable periods ended on or prior to the Closing (a “Pre-Closing Tax Return”); provided, however, that the Sellers shall provide the Purchaser with a copy of any such Pre-Closing Tax Return no later than forty-five (45) calendar days prior to filing such Pre-Closing Tax Return and shall within five (5) calendar days of filing provide the Purchaser with a copy of any such Pre-Closing Tax Return filed with any taxing authority. The Sellers shall not file such Pre-Closing Tax Returns without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld; provided that notwithstanding anything to the contrary in this Section 5.12(a), the Seller shall be entitled to file or cause to be filed the applicable return without incorporating any disagreed upon changes to avoid a late filing of the return. All Pre-Closing Tax Returns shall be prepared in a manner consistent with the reporting of all items of income or loss on prior Tax Returns of any Company or any Subsidiary, unless otherwise required by applicable laws. The Purchaser shall prepare and shall timely file (including applicable filing extensions) or cause to be prepared and timely filed (including applicable filing extensions) all Tax Returns which begin before the Closing and end after end after the Closing (“Straddle Returns”). Straddle Returns shall be prepared in a manner consistent with the reporting of all items of income and loss on prior Tax Returns of any Company or any Subsidiary, unless otherwise required by applicable laws, and to the extent they involve an allocation of Taxes as to a Pre-Closing Straddle Period shall be subject to Sellers’ approval, which shall not be unreasonably withheld. Taxes payable with Straddle Returns shall be apportioned to the Pre-Closing Straddle Period and Post-Closing Straddle Period, as described above, based on an assumed taxable period ending on the date of Closing; provided, however, that Taxes not based on income or receipts shall be apportioned to the Pre-Closing Straddle Period and Post-Closing Straddle Period based on the number of days in each such taxable period.

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(b)               If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against the Sellers or the Purchaser the calculation of which involves a specific matter covered in this Agreement (“Tax Claim”) or if the Purchaser receives any notice from any Governmental Authority with respect to any current or future audit, examination, investigation or other proceeding (“Proceeding”) involving the Sellers or the Purchaser or that otherwise involves a specific matter covered in this Agreement that could directly or indirectly materially affect the Sellers (adversely or otherwise), then the Purchaser shall promptly notify Carlos Frias (“Sellers’ Representatives”) of such Tax Claim or Proceeding. Any Proceeding that would increase any Seller’s liability for Taxes for a Pre-Closing Period or a Pre-Closing Straddle Period or could give rise to a claim for indemnification under this Agreement shall be considered material to Sellers.

(c)               Sellers shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to the ownership or operations of the Companies for any taxable period ended on or prior to the Closing (“Pre-Closing Period”), unless any such action would reasonably be expected to result in a material adverse Tax effect or a liability or material increase in liability to the Purchaser for any Tax period, in which case, such action may not be taken without the Purchaser’s consent. The Purchaser shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to the ownership or operations of the Companies for any taxable period ending after the Closing (“Post-Closing Period”), unless any such action would reasonably be expected to result in a material adverse Tax effect or a liability or material increase in liability to Sellers for any Tax period, in which case, such action may not be taken without Seller’s consent. Subject to the provision of this Section 5.12(c), neither Sellers nor the Purchaser shall consent to the entry of any judgment or enter into any settlement with respect to a Tax Claim or Proceeding without the prior written consent of the other party; provided, that each such party shall keep the other party duly and contemporaneously informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly materially affect (adversely or otherwise) the other party and shall afford the other party the right to review and comment on any and all submissions made to the IRS or any Governmental Authority with respect to such Tax Claim or Proceeding and shall consider any such comments in good faith. As a condition to withholding its consent to a settlement proposal (i) a party must have a reasonable basis to believe that such settlement would have a material adverse Tax effect or material increase in liability to such party; provided, that if for any period ending after the Closing a proposed settlement does not increase Sellers’ liability for Taxes for a Pre-Closing Period or a Pre-Closing Straddle Period and could not give rise to a claim for indemnification pursuant to this Agreement, then such impact shall not be deemed material to Sellers unless it is different than the impact to other stockholders of the Purchaser who are not Sellers, and (ii) a party must believe, based on the advice of a nationally recognized accounting or law firm, that it is more likely than not that the position asserted by the party seeking consent would prevail if it were to be asserted in a judicial proceeding. A party withholding its consent shall offer to assume the subsequent costs of defending and asserting the positions asserted by such party, and shall indemnify the other party for any taxes and related interest and penalties resulting from a subsequent judgment in excess of the amounts that would have been imposed pursuant to the rejected settlement (but not any other costs associated with such proceeding or any other issues involved therein).

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(d)               From and after the Closing, the Parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with (i) the preparation of any Tax Return, election, consent or certificate required to be prepared by any party hereto or (ii) any Tax Claim or Proceeding. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

(e)               The Sellers agree to not make or change any Tax election or take any other action (or fail to take such action) that would result in the Companies being treated as a corporation for U.S. federal income tax purposes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, without the Purchaser’s consent.

(f)                For U.S. federal income Tax purposes, as well as any corresponding state and local Tax purposes, the Parties shall treat the sale of the Membership Interests in exchange for payment of the Purchase Price contemplated by this Agreement as a sale of the Company’s assets to Purchaser as to Purchaser and a sale of partnership interests as to the Sellers in accordance with Internal Revenue Service Revenue Ruling 99-6 (the “Intended Tax Treatment”) and shall prepare all Tax books, records and filings in a manner consistent with the Intended Tax Treatment and shall not take any position inconsistent therewith.

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(g)               Within ninety (90) days following the Closing, Purchaser shall prepare and deliver to the Seller Representative a draft schedule allocating the Purchase Price (and any liabilities considered assumed by Purchaser treated as purchase consideration for Tax purposes) among the Assets of the Company treated as acquired by Purchaser from the Sellers in accordance with the Intended Tax Treatment for the purposes of determining the Tax consequences of the transactions contemplated by this Agreement (the “Purchase Price Allocation Schedule”). Purchaser shall revise the draft Purchase Price Allocation Schedule as necessary to reflect adjustments to the Purchase Price required by this Agreement, which Purchaser shall deliver to the Seller Representative within thirty (30) days following the date of such adjustment. If the Seller Representative disagrees with the Purchase Price Allocation Schedule delivered by Purchaser (including any revisions thereto), the Seller Representative may, within thirty (30) days after delivery of such Purchase Price Allocation Schedule (or any revision thereto), deliver a written notice to Purchaser to such effect, specifying those items as to which the Seller Representative disagrees and setting forth the Seller Representative’s proposed allocation. If the Seller Representative fails to timely and duly deliver such notice of disagreement, then the Purchase Price Allocation Schedule shall be final and binding on the Parties. If the Seller Representative timely and duly delivers such notice of disagreement, then Purchaser shall reasonably and in good faith consider the Seller Representative’s prosed Purchase Price Allocation. The Purchaser will determine the final Purchase Price Allocation. The final Purchase Price Allocation will be binding and the Sellers may not report the Purchase Price Allocation inconsistently with the final Purchase Price Allocation.

Article VI
EMPLOYEE MATTERS

Section 6.01  Treatment of Company Employees. As of the Closing Date, the Purchaser shall cause the Companies to continue to employ all employees of the Companies set forth on Schedule 6.01 (the “Company Employees”), with the understanding that such employment shall be on the same terms as the Company Employees are currently employed.

Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date and the representations and warranties of the Purchaser contained in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects.

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(b)               Governmental Approvals. All governmental approvals, consents and waivers applicable to the sale and purchase of the Membership Interests contemplated by this Agreement shall have expired or shall have been terminated or shall have been received.

(c)               No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions unless same shall have expired or shall have been terminated.

(d)               No Litigation Threatened. No Action having a reasonable likelihood of prevailing shall have been instituted or threatened before a court or other Governmental Authority to restrain, prohibit or materially delay any of the transactions contemplated hereby; provided, that the Sellers shall not be able to asset this condition if any Seller shall have instigated such Action.

Section 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)               Representations, Warranties and Covenants. (i) The representations and warranties of the Sellers contained in this Agreement which are qualified by Material Adverse Effect or materiality shall be true and correct in all respects as of the Closing and the representations and warranties of the Sellers contained in this Agreement which are not qualified by Material Adverse Effect or materiality shall be true and correct in all material respects as of the Closing Date, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be so true and correct as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Sellers at or before the Closing shall have been complied with in all material respects.

(b)               Third Party Consents. The Sellers shall have delivered to the Purchaser the consents, waivers and approvals of the Persons identified on Schedule 7.02(b), in form and substance reasonably satisfactory to the Purchaser.

(c)               Governmental Approvals. All governmental approvals, consents, and waivers applicable to the sale and purchase of the Membership Interests contemplated by this Agreement shall have expired or shall have been terminated or shall have been received.

(d)               No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions unless same shall have expired or shall have been terminated.

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(e)               No Litigation Threatened. No Action having a reasonable likelihood or prevailing shall have been instituted or threatened before a court or other Governmental Authority to restrain, prohibit or materially delay any of the transactions contemplated hereby; provided, that the Purchaser shall not be entitled to assert this condition if the Purchaser (or any of its Affiliates) shall have instigated such Action.

(f)                Repayment of Indebtedness. The Sellers shall have caused the repayment of all Indebtedness identified on Schedule 7.02(f) of the Disclosure Schedule as Indebtedness that will be repaid prior to or at Closing and all liens or guaranties with respect to such Indebtedness shall be discharged.

(g)               Bonus Unit Cancellation and Release Agreements. The Sellers shall have delivered to the Purchaser duly-executed Bonus Unit Cancellation and Release Agreements by each Person set forth in Section 7.02(g) of the Disclosure Schedule in accordance with the terms of the 2017 Change in Control and Long Term Incentive Plan.

Article VIII

INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing, except that the representations and warranties of Sellers in Sections 3.01, 3.02, 3.03, 3,04, 3.15, 3.17, 3.18, 3.20, 3.26 and 3.27 (the “Fundamental Rep(s)”) shall survive until the expiration of the applicable statute of limitations; provided, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall remain in full force and effect for a period of three (3) years following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period equal to the later of three (3) years after the Closing or three (3) years following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved.

Section 8.02  Indemnification by the Sellers. Subject to Sections 8.04 and 8.07, the Purchaser and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Sellers, jointly and severally, for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter, a “Loss” or, collectively “Losses”), arising out of or resulting from: (a) the breach of any representation or warranty made by the Sellers contained in this Agreement, (b) the breach of any covenant or agreement by the Sellers contained in this Agreement, (c) any of the Sellers (or any predecessor of any of the Sellers) having been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) for any consolidated, combined or unitary foreign, state or local tax purposes, (d) any Tax sharing, allocation or similar agreement to which any of the Companies is a party prior to or as of the Closing, and (e) all Taxes attributable to the activities of any of the Companies attributable to the period on or prior to the Closing.

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Section 8.03 Indemnification by the Purchaser. The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

Section 8.04 Limits on Indemnification. No claim for Losses shall be made under Section 8.02 until the aggregate Losses for which claims are made under Section 8.02 exceeds $100,000 (the “Deductible”), in which case the Indemnified Party shall be entitled to seek compensation for all Losses in excess of the Deductible; provided that the Deductible shall not apply to Losses resulting from a breach of a Fundamental Representation. Notwithstanding anything to the contrary herein, in the event of a claim under Section 8.02, the liability of each Seller shall be joint and several, and shall be limited to an amount equal to the Purchase Price. No claim may be asserted nor may any Action be commenced against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date. Notwithstanding anything to the contrary herein, the existence of this Section 8.04 and of the rights and restrictions herein do not limit any legal remedy against the parties hereto to claims based on fraud or as otherwise set forth in Section 8.08.

Section 8.05  Notice of Loss; Third Party Claims.

(a)               An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

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(b)               If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article VIII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. The Indemnified Party shall fully cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 8.05 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnifying Party shall give the Indemnified Party prompt written notice thereof and the Indemnified Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding. The Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne in full by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.06 Remedies. The Purchaser and each of the Sellers acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 8.02 and Section 8.03 shall be the sole and exclusive remedies of the parties for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at Law or equity and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Sellers, after the consummation of the purchase and sale of the Membership Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

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Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.01 or Section 7.02, as the case may be.

Section 8.08  No Limitation. Nothing in this Agreement shall limit the liability in amount or otherwise of the Purchaser, the Sellers or the Companies for fraud or intentional misrepresentation.

Article IX
TERMINATION, AMENDMENT AND WAIVER

Section 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by either the Sellers, or the Purchaser, if the Closing shall not have occurred by June 30, 2019 (including any extension thereof); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)               by either the Purchaser or the Sellers in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)               by the Purchaser, if a supplement or amendment of any section of the Disclosure Schedule made by the Sellers pursuant to Section 5.13 materially and adversely affects the Business as a whole;

(d)               by the Sellers, if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Sellers to the Purchaser specifying such breach;

(e)               by the Purchaser, if the Sellers shall have breached any of their representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VII, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Sellers specifying such breach; or

(f)                by the mutual written consent of the Sellers and the Purchaser.

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Section 9.02  Effect of Termination.

In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article X and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

Article X
GENERAL PROVISIONS

Section 10.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by e-mail (read receipt requested), by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Sellers:

Carlos Frias

[redacted]

Daniel Nguyen

[redacted]

Alex Frias

[redacted]

Chris Fagan

[redacted]

with a copy (which shall not constitute notice) to:

Adam Foster Law

717 17th Street, Suite 1900

Denver, CO 80202

Telephone: (303) 495-5503

E-mail: Adam@adamfosterlaw.com

Attention: Adam Foster, Esq.

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If to the Purchaser:

Freedom Leaf Inc.

3571 E. Sunset Road, Suite 420

Las Vegas, NV 89120

with a copy (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue

New York, NY 10176

Telecopy: (212) 986-8866

Telephone: (212) 880-9869

Email: jain@kkwc.com

Attention: Jonathan Ain

Section 10.03  Public Announcements; Confidentiality. Upon the execution of this Agreement, the Purchaser shall have the right to make such public announcements or filings as may be required by (i) the Securities Act, (ii) the Securities Exchange Act, (iii) the rules and listing standards of the OTCQB, (iv) any other law of a jurisdiction to which the Purchaser is subject, or (v) any oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process required by applicable rules, laws or regulations by any court, law or administrative authority to which the Purchaser is subject. The Purchaser also shall have the right to make such public announcements or filings as they may deem reasonably prudent, and shall be entitled to make such filings or announcements upon advice of counsel as may be otherwise be deemed necessary. In this connection, it should be noted that the Purchaser has determined that the entry into this Agreement will need to be disclosed within four (4) Business Days of its execution on a Current Report on Form 8-K under Item 1.01 thereof and that the Agreement will be filed as an exhibit thereto or be filed as an exhibit to the Purchaser’s next following periodic report filed pursuant to the Securities Exchange Act. The Sellers may make such public disclosures as are required by Law. Each of the Sellers and the Purchaser hereby agree to provide the non-disclosing parties as much advance notice as reasonably possible with respect to the nature of such disclosure, cooperate fully as to the timing and contents of such disclosure and review in good faith the suggestions of the other party with respect to the contents of such disclosure.

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Section 10.04  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers and the Purchaser with respect to the subject matter hereof and thereof.

Section 10.06  Assignment. This Agreement may not be assigned by operation of Law or otherwise without the prior express written consent of the Sellers and the Purchaser which consent may be granted, conditioned, delayed or withheld in the sole discretion of the Sellers or the Purchaser, as the case may be. Notwithstanding the foregoing, the Purchaser may assign any or all of its interests in this transaction to one or more Affiliates, provided, that any such assignment shall not relieve the Purchaser from its obligations hereunder.

Section 10.07 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 10.08.

Section 10.08 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.09 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VI relating to employee matters and Article VIII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

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Section 10.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 10.11 Governing Law. This Agreement and all others arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 10.12  Waiver of Jury Trial. The parties hereto hereby waive to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.12.

Section 10.13  Counterparts. This Agreement shall not be effective or binding until such time as it has been executed and delivered by all parties hereto. This Agreement may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 10.14 Cooperation. Prior to and after the Closing, each party hereto shall, from time to time, execute, acknowledge and deliver such further instruments, in recordable form, if necessary, and perform such additional acts, as the other party may reasonably request in writing in order to effectuate the intent of this Agreement, within thirty (30) days of the request. Nothing contained in this Agreement shall be deemed to create any rights or obligations of partnership, joint venture or similar association between the Sellers and the Purchaser. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Sellers or the Purchaser or the party whose counsel drafted this Agreement. The provisions of this Section 10.14 shall survive the Closing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Purchaser and each of the Sellers have executed or have caused this Membership Interest Purchase Agreement to be executed by their respective officers or Persons thereunto duly authorized as of the date first written above.

FREEDOM LEAF INC.

a Nevada corporation

By: /s/ Clifford J. Perry

Name: Clifford Perry

Title: Chief Executive Officer

CARLOS FRIAS

/s/ Carlos Frias

DANIEL NGUYEN

/s/ Daniel Nguyen

ALEX FRIAS

/s/ Alex Frias

CHRIS FAGAN

/s/ Carlos Frias *

By: Carlos Frias, as attorney-in-fact under the power of attorney granted pursuant to Section 2.16(b) of the Company Agreement, dated as of October 19, 2017, of ECS Labs LLC, a Texas limited liability company

____________________________________________

* Carlos Frias signed for Chris Fagan as attorney-in-fact under power of attorney granted pursuant to Section 2.16(b) of the Company Agreement, dated as of October 19, 2017, of ECS Labs LLC, a Texas limited liability company.

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EXHIBIT A

EQUITY CONSIDERATION TO THE SELLERS

Name	Ownership Percentage of the Company	Equity Consideration
Carlos Frias [REDACTED]	26.6%	To be inserted at the Closing.
Daniel Nguyen [REDACTED]	26.6%	To be inserted at the Closing.
Alex Frias [REDACTED]	20.2%	To be inserted at the Closing.
Chris Fagan [REDACTED]	26.6%	To be inserted at the Closing.

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EXHIBIT B

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, (“Assignor”), ___________________, owner of an interest in ECS Labs LLC, a Texas limited liability company (the “Company”), hereby assigns, transfers, sells and conveys to Freedom Leaf Inc. (“Assignee”), a Nevada corporation, all of such legal and beneficial right, title and interest in and to the Company, including, without limitation, all right, title and interest of Assignor in and to the assets of the Company and the right to receive distributions of money, profits and other assets from the Company, presently existing or hereafter at any time arising or accruing (such right, title and interest are hereinafter collectively referred to as the “Membership Interest”).

TO HAVE AND HOLD the same unto Assignee, its successors and assigns, forever.

This Assignment is made without representation or warranty by Assignor to Assignee and without recourse to Assignor. Upon the execution and delivery hereof, Assignee assumes all obligations in respect of the Membership Interest.

Executed: as of May ___, 2019

ASSIGNOR:

[SELLER NAME]

ASSIGNEE:
FREEDOM LEAF INC.

BY:
Name:
Title:

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EXHIBIT C

FREEDOM LEAF INC. STOCK CERTIFICATE

* SEE RESTRICTIVE LEGENDS ON SECOND PAGE *

FREEDOM LEAF INC.

A NEVADA CORPORATION

Number:	Shares:

This is to certify that ________________ is the owner of ( ) shares of common stock, par value $0.001 per share, of Freedom Leaf Inc., a Nevada corporation (the “Company”), transferable only on the books of the Company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this Certificate properly endorsed.

WITNESS, the seal of the Company and the signature of its duly authorized executive officer.

Dated: May __________, 2019

FREEDOM LEAF INC.

By:
Name:
Title:

-SEAL-

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THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT BY AND AMONG MR. CARLOS FRIAS, MR. DANIEL NGUYEN, MR. ALEX FRIAS, MR. CHRIS FAGAN AND FREEDOM LEAF INC. (THE “COMPANY”), DATED AS OF MAY 21, 2019 (A COPY OF WHICH IS ON FILE WITH THE COMPANY; THE “PURCHASE AGREEMENT”). EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER. IN ADDITION, THE COMMON STOCK ARE SUBJECT TO THE PROVISIONS OF SECTION 5.10 OF THE PURCHASE AGREEMENT.

THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING REQUIREMENTS AND OTHER RESTRICTIONS SET FORTH IN A VOTING AGREEMENT BETWEEN THE HOLDER OF THIS CERTIFICATE AND CERTAIN OTHER PARTIES. TRANSFER OF THE COMMON STOCK IS SUBJECT TO THE RESTRICTIONS CONTAINED IN SUCH AGREEMENT.

THE COMPANY WILL FURNISH TO EACH HOLDER WHO SO REQUESTS A STATEMENT OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF WHICH THE COMPANY IS AUTHORIZED TO ISSUE AND OF THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.

FOR VALUE RECEIVED, hereby sells, assigns and transfers unto ________________ the Common Stock represented by the within Certificate, and does hereby irrevocably constitute and appoint ___________ to transfer the said Common Stock on the books of the within named Company with full power of substitution in the premises.

Dated:

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DISCLOSURE SCHEDULE

[REDACTED]

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